Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(386) 944-5643

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH ANNOUNCES THE ACQUISITION OF THE SHOPS AT LEGACY IN THE PLANO SUBMARKET OF DALLAS, TEXAS FOR $72.5 MILLION

DAYTONA BEACH, FL – June 24, 2021 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced it has acquired The Shops at Legacy North, an approximately 236,000 square foot retail-driven mixed-use lifestyle property in Plano, Texas (the “Property”).

The Shops at Legacy North, which was constructed in 2007 and includes nearly 1,000 parking spaces, is currently 83% occupied and is situated on 12.7 acres across the Dallas North Tollway from Legacy West at the core of the 2,665-acre master-planned Legacy District, one of the premier live-work-play communities in the United States.  The Property has excellent accessibility to a large concentration of Fortune 500 Companies, is surrounded by approximately 8,000 apartment units and nearly 2,500 hotel rooms, and benefits from excellent demographics with a daytime population of more than 160,000 people, a five-mile population of approximately 316,000 and five-mile average household incomes of more than $141,000.

The retail portion of the Property, which represents 121,496 square feet, boasts a diversified mix of upscale, amenity-driven retailers and is anchored by a variety of national and local restaurants, including The Capital Grille, Seasons 52, Mexican Sugar, Benihana and Ra Sushi.  The office component of the Property, which totals 114,936 square feet, includes notable tenants such as Unum, Technologent, Timmons Group, BRP and Shift Digital, and is anchored by WeWork’s technology and amenity-based Enterprise Model coworking space, which occupies approximately 59,000 square feet and has more than 12 years of term remaining on their lease.

“We’re thrilled with our acquisition of The Shops at Legacy, one of the most recognizable and distinctive properties in the Dallas-Fort Worth, Texas market,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “The Plano submarket of Dallas is experiencing significant population and employment growth and serves as the primary growth corridor in the region, benefitting from a diversified blue-chip corporate presence, first-class residential neighborhoods, low business costs and a well-educated workforce.  These attributes, when combined with the property’s premier positioning in the market and dynamic tenant mix, give us confidence in the sustainability of the property’s cash flows, and we believe this is an excellent addition to our growing, high-quality portfolio.”

The Property was purchased through a 1031 like-kind exchange using $12.2 million of restricted cash generated from the Company’s previously completed property dispositions, $15.0 million of new term loan proceeds from the Company’s partial exercise of its accordion option in its existing term loan, available cash, and draws from the Company’s unsecured revolving credit facility.

Consistent with the Company’s existing transaction guidance, CTO anticipates reverse funding a portion of the Property acquisition cost through additional assets sales by way of 1031 like-kind exchange, including its previously announced disposition of six properties to Alpine Income Property Trust, Inc., which is expected to close in the next 30 days.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also owns an approximate 16% interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of the novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE or the venture formed when the Company sold its controlling interest in the entity that owned the Company’s remaining land portfolio, of which the Company has a retained interest; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 or Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.